Exhibit 10.1

Consulting Agreement

This Consulting Agreement (this “Agreement”), effective as of April 7, 2018 (the “Effective Date”), is by and between Five Prime Therapeutics, Inc., a Delaware corporation (“FivePrime”), and Marc Belsky, an individual (“Consultant”). FivePrime and Consultant may each be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

In consideration of the covenants contained in this Agreement, the Parties agree as follows:

1.Services. Consultant will provide up to a maximum of 25 hours of consulting services to FivePrime, as agreed to from time to time by the Parties (“Services”). Consultant will perform all Services in compliance with the terms and conditions of this Agreement.

2.Fees; Invoices.

2.1Fees. In consideration of the performance by Consultant of the Services, FivePrime agrees to pay Consultant at the rate of Five Hundred Dollars ($500) per hour for Services performed (such consideration, “Fees”) as full payment for the performance of such Services, subject to the other terms and conditions of this Agreement. FivePrime will have no liability for any other fees of or expenses or costs incurred by Consultant.

2.2Invoices. Consultant will submit invoices to FivePrime for any Fees due on a monthly basis. Each invoice will reasonably itemize the Services performed with respect to which Fees are due. All invoices for Fees shall be sent to the attention of Accounts Payable by electronic mail to accountspayable@fiveprime.com.

2.3Payment. FivePrime shall pay Consultant the amounts properly due and payable under each invoice within 30 days after receipt. FivePrime may, in good faith, dispute any amount invoiced under this Agreement that reasonably appears to be inaccurate or inappropriate by withholding payment of the disputed amount of such invoice. The Parties shall negotiate in good faith to resolve any such dispute. Once the disputed portion of such invoice is resolved, FivePrime agrees to pay any amount no longer in dispute within 30 days after such resolution.

2.4Taxes. Consultant shall be liable for and shall pay all taxes, duties and levies imposed with respect to Consultant’s performance of Services, except for applicable sales and use taxes that by law Consultant must add to the cost of Services and which are separately stated on Consultant’s invoice. FivePrime will not make any deductions from any Fees for federal, state or local taxes, except as required by applicable law or regulation.

3.Equity Awards. FivePrime previously granted you (a) options to purchase a total of 204,442 shares of common stock of FivePrime (the “Options”), pursuant to FivePrime’s 2002 Equity Incentive Plan, 2010 Equity Incentive Plan and 2013 Omnibus Incentive Plan (the “Plans”) and (b) Restricted Stock Awards for a total of 103,680 shares of common stock of FivePrime (the “RSAs”) pursuant to FivePrime’s 2013 Omnibus Incentive Plan. Under the terms of the Plans and the agreements governing the Options and the RSAs, the vesting of the Options and the RSAs ceased as of April 6, 2018, the effective date of your resignation as an employee of FivePrime (the “Resignation Date”), and your rights to any unvested portion of such Options and RSAs expired, lapsed and terminated as of the Resignation Date. In connection with entering into this Agreement, FivePrime and Consultant will enter into the Amendment to Stock Option Agreements in the form of Exhibit A hereto. For the avoidance of doubt, your performance of your obligations under this Agreement will not be deemed together with your service as an employee of FivePrime prior to the Resignation Date to be Continuous Service (as that term is defined in the 2002 Equity Incentive Plan or the 2010 Equity Incentive Plan) or as continuous Service (as that term is defined in the 2013 Omnibus Incentive Plan).

4.Representations and Warranties. Consultant represents and warrants to FivePrime that:

4.1Consultant has the full right to allow it to provide FivePrime with the assignments and licenses provided for herein, and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement.

4.2 (a) Consultant is not a party to any agreement, contract, arrangement or understanding that prohibits Consultant from entering into this Agreement or performing the Services; (b) the execution, delivery and performance by Consultant of this Agreement will not constitute a breach or default under any agreement, contract, arrangement or understanding to which Consultant is a party or which is binding upon Consultant; and (c) Consultant’s performance of all the terms of this Agreement does not, and will not breach any agreement to keep information in confidence or in trust entered into by Consultant or by which Consultant is bound; and

4.3Consultant is not under investigation by the Food and Drug Administration or any other government agency or body for debarment and is not presently and has not in the last five years been debarred pursuant to 21 U.S.C. §335a. Consultant will promptly notify FivePrime in writing upon any inquiry or notice concerning or the commencement of any debarment investigation or proceeding under 21 U.S.C. §335a regarding Consultant.

5.Covenants.

5.1Consultant will perform the Services in a professional manner with a high standard of care, skill and diligence and in accordance with all applicable laws, orders, and regulations.

5.2Consultant will not, during the term of this Agreement and for a period of one year thereafter, either directly or indirectly, on Consultant’s own behalf or in the service of, or on behalf of others, divert, solicit or hire away or attempt to divert, solicit or hire away any person employed by FivePrime.

5.3Consultant will promptly notify FivePrime if Consultant has notice of or is aware of a conflict or potential conflict between the performance of Services for FivePrime and Consultant’s obligations to any third party.

5.4Consultant agrees not to bring to FivePrime or to use in the performance of Services for FivePrime any resources, materials, documents or information obtained by Consultant from a third party with respect to which Consultant has a continuing obligation to maintain the confidentiality of or not disclose or use such resources, materials, documents or information to perform Services. Consultant will not, in the course of the performance of Services, use the facilities, space, equipment, materials, confidential information or other resources of any employer of Consultant or any other third party that has engaged Consultant for the performance of services.

6.Independent Contractor. In performing the Services under this Agreement, Consultant will operate as and have the status of an independent contractor and will not act as or be an agent or employee of FivePrime. As an independent contractor, Consultant will be solely responsible for determining the means and methods of performing the Services. Consultant will determine the time, place and manner in which to accomplish the Services in accordance with the terms and conditions of this Agreement. Consultant will not be eligible to participate in any employee benefit or group insurance plans or programs maintained by FivePrime for its employees or receive any other benefit FivePrime provides to its employees.

7.Confidentiality.

7.1Confidential Information. Consultant acknowledges that in connection with entering into and performing this Agreement or performing Services, FivePrime has disclosed or may disclose (whether directly or indirectly) information to Consultant (including information of third parties that FivePrime may disclose to Consultant) (“Confidential Information”). Any failure by FivePrime to designate information as confidential or proprietary shall not be deemed to waive any rights of FivePrime or obligations of Consultant under this Agreement.

7.2Consultant Obligations. Consultant will: (a) hold all Confidential Information in confidence; (b) protect all Confidential Information from disclosure; (c) use Confidential Information solely for the purpose of performing obligations under this Agreement; and (d) not use or distribute, disclose or otherwise disseminate any Confidential Information, except as expressly permitted by this Agreement. Consultant may reproduce Confidential Information solely for the purpose of performing Services. Any reproduction by Consultant of any Confidential Information shall remain the property of FivePrime, continue to be Confidential Information and subject to the terms and conditions of this Agreement and contain any and all confidential or proprietary notices or legends that appear on the original. Consultant shall not reverse engineer, chemically analyze, disassemble, modify, decompile or create derivative works based on any Confidential Information.

7.3Excluded Information. Confidential Information does not include any information that: (a) was generally available to the public at the time it was disclosed to Consultant; (b) became generally available to the public subsequent to disclosure to Consultant, other than by Consultant’s breach of this Agreement; (c) was in Consultant’s possession, as evidenced by its written records, free of any obligation of confidence at the time it was disclosed to Consultant; (d) was rightfully communicated to Consultant free of any obligation of confidence subsequent to the time it was disclosed to Consultant; or (e) was developed by Consultant independently of and without reference to any information FivePrime communicated to Consultant.

7.4Permitted Disclosures. Consultant may disclose Confidential Information only as required by a valid order of a court or other governmental body with jurisdiction over Consultant, provided that Consultant provides FivePrime with reasonable prior written notice of such disclosure (to the extent legally permissible and reasonably practicable) and makes a reasonable effort to obtain, or to assist FivePrime in obtaining, confidential treatment of the Confidential Information so disclosed to preclude disclosure to the public and limit the disclosure to what is legally required; provided, however, that Consultant may disclose Confidential Information to the extent necessary to report possible securities law violations to the Securities and Exchange Commission or other governmental agencies without providing notice to FivePrime of such disclosure.

Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Consultant files a lawsuit for retaliation by FivePrime for reporting a suspected violation of law, Consultant may disclose such trade secret to his or her attorney and use the trade secret information in the court proceeding, if Consultant: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

7.5Return or Destruction of Confidential Information. Upon termination or expiration of this Agreement, or upon written request by FivePrime, Consultant shall promptly return to FivePrime or destroy all documents and other tangible materials containing or representing Confidential Information and all copies thereof.

7.6Ownership; No License; Disclaimer of Warranty. All Confidential Information shall be solely and exclusively owned by FivePrime. Consultant recognizes and agrees that nothing contained in this Agreement shall be construed as granting any property or other rights, by license or otherwise, to any Confidential Information, or to any invention or any patent, copyright, trademark, or other intellectual property right based on such Confidential Information. FivePrime disclaims all representations and warranties about the completeness or accuracy of Confidential Information provided to Consultant, which is provided “as-is.”

8.Non-disparagement.  You agree not to disparage FivePrime or FivePrime’s officers, directors, employees, stockholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with any investigation by the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation. FivePrime agrees not to disparage you through its executive officers and the members of its board of directors in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that FivePrime may respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with any investigation by a Government Agency.

9.Term; Termination; Survival.

9.1The term of this Agreement shall commence on the Effective Date and shall expire on April 7, 2019, unless earlier terminated pursuant to this Section 9. Consultant may terminate this Agreement with five (5) days’ written notice to FivePrime. FivePrime may terminate this Agreement immediately upon written notice to Consultant.

9.2No expiration or termination of this Agreement will excuse the nonperformance of either Parties’ obligations with respect to any unfinished Services (or payment therefor). All definitions, Sections 3 through 10, and any other provisions of this Agreement that, by their nature or terms, should survive, shall survive expiration of termination of this Agreement for any reason.

10.Miscellaneous.

10.1Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersedes all prior understandings or agreements prior to the Effective Date. The terms and conditions of this Agreement will exclusively govern the performance of any Services, and shall supersede all pre-printed terms and conditions contained in any invoice, purchase order, order acknowledgment form, or other business form submitted by Consultant to FivePrime.

10.2Modifications; Waiver. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by FivePrime and Consultant. No express or implied waiver by a Party of any default will be a waiver of a future or subsequent default. The failure or delay of any Party in exercising any rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.

10.3Severability. If a judicial body of competent jurisdiction holds any provisions of this Agreement invalid or unenforceable, the remaining portions of this Agreement shall remain in full force and effect, and such judicial body shall be empowered to substitute, to the extent enforceable, provisions similar to said provision, or other provisions, so as to provide to the Parties the benefits intended by said provision, to the fullest extent permitted by applicable law.

10.4Assignment. Consultant may not assign this Agreement or any rights hereunder or delegate or assign any of Consultant’s obligations hereunder. FivePrime may assign or delegate all or any portion of its rights, obligations and licenses herein or any interest therein to any Affiliate or to any entity with which FivePrime may merge or consolidate, or any entity which may purchase FivePrime or a material part of its business or assets. The term “Affiliate” means any entity that controls, is controlled by, or is under common control with, FivePrime, where “control” refers to ownership of at least 50% of the voting interests of the entity controlled.

10.5Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of California, including its statutes of limitations.

10.6Injunctive Relief. Consultant agrees that any actual or threatened breach of the confidentiality provisions of this Agreement may cause irreparable harm to FivePrime with respect to which monetary damages may not reasonably or adequately compensate FivePrime. Consultant consents to FivePrime’s right to seek injunctive relief in any court of competent jurisdiction in connection with any such breach or threatened breach without need to post a bond. The remedies provided in this section are not exclusive and FivePrime may pursue all other remedies, both legal and equitable, alternatively or cumulatively.

10.7Notices. All notices required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile (with machine acknowledgement of a complete transmission), a nationally recognized courier service or registered or certified mail (postage prepaid and return receipt requested), addressed as follows:

If to FivePrime: Five Prime Therapeutics, Inc. 111 Oyster Point Boulevard South San Francisco, CA 94080 Attn: Legal Department Facsimile: (415) 520-9567 With a copy to: Legal@fiveprime.com	If to Consultant: Marc Belsky 957 Pizarro Ln Foster City, CA 94404 Email: marc.belsky@comcast.net or to such other address or facsimile number as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day of scheduled delivery if sent by nationally-recognized overnight courier; or (c) on the fifth business day following the date of mailing, if sent by mail.

10.8Construction; Interpretation. The titles of the Sections of this Agreement are for convenience only and are not to be considered in construing this Agreement. In this Agreement, unless otherwise specified: (a) “includes” and “including” shall mean respectively includes and including without limitation; (b) the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “and/or”; (c) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; (d) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and (d) except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

10.9Counterparts. This Agreement may be executed in counterparts and in any format, including facsimile versions or electronically delivered versions thereof, each of which shall be deemed to be an original and shall fully bind each Party who has executed it, but all such counterparts together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Five Prime Therapeutics, Inc. By: /s/ Aron Knickerbocker Aron Knickerbocker Chief Executive Officer and President	/s/ Marc Belsky Marc Belsky

Exhibit A

Amendment to Stock Option Agreements

This Amendment to Stock Option Agreements (this “Amendment”) is entered into between Five Prime Therapeutics, Inc., a Delaware corporation (“FivePrime”), and Marc Belsky, an individual, effective as of April 6, 2018 (the “Amendment Effective Date”).  Each capitalized term used but not defined in this Amendment has the meaning assigned to such term in the Stock Option Agreements (as defined below).

Background

A.Mr. Belsky served as an officer and employee of FivePrime from October 15, 2009 to April 6, 2018.

B.In connection with Mr. Belsky’s service as an officer and employee of FivePrime, FivePrime granted to Mr. Belsky options to purchase shares of Common Stock of FivePrime (the “Options”).

C.Each Option is subject to the terms and conditions set forth in a Stock Option Agreement (each, a “Stock Option Agreement”) and either FivePrime’s 2002 Equity Incentive Plan, 2010 Equity Incentive Plan or 2013 Omnibus Incentive Plan.

D.FivePrime has agreed to extend the post-Service exercise period applicable to the vested portion of the Options pursuant to this Amendment so that Mr. Belsky will have until April 6, 2019 to exercise the vested portion of the Options.

Agreement

Mr. Belsky and FivePrime agree as follows:

1.Amendment of the Stock Option Agreements. FivePrime and Mr. Belsky agree to amend the terms of each applicable Stock Option Agreement as provided below, effective as of the Amendment Effective Date.  Where a Stock Option Agreement is not explicitly amended, the terms of such Stock Option Agreement will remain in full force and effect.  Capitalized terms used in this Amendment that are not otherwise defined herein shall have the same meanings as such terms are given in the applicable Stock Option Agreements.

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2.Exercise Period.

2.1Section 7(a) of each Stock Option Agreement governing Options granted under the 2002 Equity Incentive Plan shall be amended and restated in its entirety to read as follows:

“one year after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such one-year period your option is not exercisable solely because of the condition set forth in Section 6, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of one year after the termination of your Continuous Service;”

2.2Section 8(a) of each Stock Option Agreement governing Options granted under the 2010 Equity Incentive Plan shall be amended and restated in its entirety to read as follows:

“one year after the termination of your Continuous Service for any reason other than your Disability or death;”

2.3Section 8(c) of each Stock Option Agreement governing Options granted under the 2010 Equity Incentive Plan shall be amended and restated in its entirety to read as follows:

“one year after your death if you die either during your Continuous Service or within one year after your Continuous Service terminates for any reason;”

2.4The section titled “Expiration of Vested Options After Service Terminates” of each Stock Option Agreement governing Options granted under the 2013 Omnibus Incentive Plan shall be amended and restated in its entirety to read as follows:

“If your Service terminates for any reason, other than death, Disability or Cause, then the vested portion of the Option will expire at the close of business at Company headquarters one year after your termination date.

If your Service terminates because of your death or Disability, or if you die during the one-year period after your termination for any reason (other than Cause), then the vested portion of the Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of your death or termination for Disability. During that twelve (12) month period, your estate or heirs may exercise the vested portion of the Option.

If your Service is terminated for Cause, then you shall immediately forfeit all rights to your entire Option and the Option shall immediately expire.”

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3.Miscellaneous.

3.1Full Force and Effect. This Amendment amends the terms of the Stock Option Agreements and is deemed incorporated into the Stock Option Agreements.  All terms and conditions set forth in the Stock Option Agreements that are not amended hereby shall remain in full force and effect.

3.2Entire Agreement.  The Stock Option Agreements, as amended by this Amendment, set forth the entire understanding of FivePrime and Mr. Belsky relating to the subject matter hereof and supersede all prior agreements and understandings between FivePrime and Mr. Belsky relating to the subject matter hereof.

Mr. Belsky and FivePrime have entered into this Amendment as of the Amendment Effective Date.

Five Prime Therapeutics, Inc. By: Aron Knickerbocker President and Chief Executive Officer	Marc Belsky

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